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                 June 28, 2023

       Charles M. Fernandez
       Chief Executive Officer
       NextPlat Corp
       3250 Mary St., Suite 410
       Coconut Grove, FL 33133

                                                        Re: NextPlat Corp
                                                            Registration
Statement on Form S-3
                                                            Filed June 21, 2023
                                                            File No. 333-272809

       Dear Charles M. Fernandez:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Mariam Mansaray, Staff Attorney, at 202-551-6356 or Matthew Derby,
       Legal Branch Chief, at 202-551-3334 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology